Exhibit 10.27

AMENDMENT TO AGREEMENT

This Amendment to Agreement (this “Amendment”) effective as of December 31, 2006 is by and among ev3 Inc., a Delaware corporation (“ev3 Inc.”), ev3 Endovascular, Inc., a Delaware corporation previously known as ev3 Inc. (“ev3 Endovascular”) (ev3 Inc. and ev3 Endovascular are collectively referred to herein as “ev3”), and L. Cecily Hines (“Employee”).

WHEREAS, ev3 Endovascular and Employee have previously entered into that certain Employee Confidentiality/Non-Compete/Non-Solicitation Agreement dated as of March 8, 2002 (the “Original Agreement”);

WHEREAS, Employee has voluntarily resigned as Vice President, Secretary and Chief Legal Officer of ev3 Inc. effective December 31, 2006 to have more time to pursue other interests;

WHEREAS, ev3 recognizes Employee’s valuable contributions to the historical success of ev3; and

WHEREAS, because of Employee’s significant experience and expertise with ev3 and its business, Employee and ev3 wish for Employee to remain as a part-time employee of ev3 Endovascular to assist ev3 with certain areas of its business.

NOW, THEREFORE, in consideration of the covenants and promises contained herein, of Employee’s continued at-will employment by ev3 Endovascular, and of the compensation and benefits received by Employee from ev3, the parties hereby agree to the amended terms of employment as contained herein.

1.                                       Resignation from Officer Position.  Employee hereby resigns, effective December 31, 2006, as Vice President, Secretary and Chief Legal Officer.

2.                                       Part-Time Employment.  Employee shall continue to work as an employee of ev3 Endovascular on a part-time basis and shall devote approximately 80 hours per month to ev3. Employee’s new position will commence as of January 1, 2007, reporting to ev3’s Chief Legal Officer. Employee will no longer be a member of ev3’s Operating Committee, nor an executive officer of ev3 or a reporting person under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to ev3’s common stock.

3.                                       Duties.  Employee shall work on projects as agreed upon with ev3’s Chief Legal Officer regarding various legal issues facing ev3. Initially, it is contemplated that Employee will focus on projects involving ev3’s international business, patent litigation and patent prosecution matters.

4.                                       Compensation.  Employee shall receive a monthly salary of $15,000 per month, payable in equal bi-weekly installments, and in arrears, in accordance with the standard payroll practices of ev3. Employee will not be a participant in any of ev3’s performance incentive plans or any other annual bonus plans for fiscal 2007 or thereafter. Employee shall remain eligible for a fourth quarter 2006 bonus under the ev3 Inc. Executive Performance Incentive Plan with respect to ev3’s and Employee’s performance during fourth quarter 2006.

5.                                       Benefits.  Employee shall be eligible for participation in all benefit programs of ev3 that are available to part-time employees. ev3 will either provide a monthly amount or reimburse Employee for medical, dental and disability coverage for Employee and her spouse, in accord with all applicable laws and regulations.

6.                                       Change in Control Agreement.  The change in control letter agreement dated as of September 18, 2006 among ev3 Inc., ev3 Endovascular and Employee (the “Change in Control Agreement”) shall remain in fill force and effect.

7.                                       Acceleration of Stock Options and Release of Restrictions on Stock Grants.  As of June 30, 2008, provided that Employee remains an employee of ev3 as of such date, all outstanding stock options to purchase shares of ev3 common stock then held by Employee as of such date will automatically vest and become immediately exercisable and all outstanding restricted stock grants relating to ev3’s common stock held by Employee as of such date will become free of restrictions and non-forfeitable.

8.                                       Additional Stock Option, Stock Grant and Other Equity-Based Grants. Employee shall be eligible to receive additional stock option, stock grant and other equity-based grants by ev3 Inc., but such grants shall be at the sole discretion of ev3’s Chief Executive Officer, and ultimately, the Board of Directors of ev3 Inc. or a committee of such Board.

9.                                       Termination.  Employee’s employment with ev3 remains “at will”. Notwithstanding the foregoing, however, in the event ev3 decides to terminate Employee’s employment for any reason other than for Cause (as hereinafter defined) prior to June 30, 2008, ev3 shall provide Employee up to eight (8) months prior written notice. The required notice period shall depend upon when ev3 decides to terminate Employee’s employment and shall be as follows:

Date ev3 Decides to Terminate Employee’s Employment	Required Notice Period
On or before November 30, 2007	Eight (8) months
On or after December 1, 2007 and on or before December 31, 2007	Seven (7) months
On or after January 1, 2008 and on or before January 31, 2008	Six (6) months
On or after February 1, 2008 and on or before February 29, 2008	Five (5) months
On or after March 1, 2008 and on or before March 31, 2008	Four (4) months
On or after April 1, 2008 and on or before April 30, 2008	Three (3) months

On or after May 1, 2008 and prior to May 31, 2008	Two (2) months
On or after June 1, 2008 and prior to June 30, 2008	One (1) month

During such required notice period, Employee shall continue to perform the duties as agreed upon with ev3’s Chief Legal Officer. During such required notice period so long as Employee remains an employee of ev3, her stock options and restricted stock grants will continue to vest, or restrictions eliminated as the case may be, in accordance with the terms of such grants.

For purposes of this Section 9, “Cause” shall mean: (A) Employee has engaged in conduct that in the judgment of ev3’s Chief Executive Officer constitutes gross negligence, misconduct, willful breach of duty or habitual neglect of duty in the performance of her duties and responsibilities, (B) Employee has engaged in dishonesty, fraud, embezzlement or theft, in each case related to ev3, (C) any unlawful or criminal activity of a serious nature, or (D) Employee has engaged in a material breach of this Amendment or the Original Agreement.

10.                                 Reaffirming Original Agreement.  Employee reaffirms her commitments to the terms of her Original Agreement which have not been modified by this Amendment.

11.                                 Business Support and Reimbursement of Expenses.  As a member of the Legal Department, ev3 agrees that Employee shall continue to utilize the staff in the Legal Department for support in accordance with the policies and procedures implemented from time to time by the Chief Legal Officer, and that all of her reasonable out-of-pocket business expenses incurred in connection with the performance of her duties hereunder, including but not limited to travel, computer, phone, supplies and services shall be reimbursed by ev3, provided that Employee properly accounts to ev3 for all such expenses in accordance with ev3’s standard policies relating to reimbursement of business expenses. All international travel of Employee required in connection with the performance of her duties hereunder shall be business class; provided, however, that such level of travel is then ev3’s current policy with respect to international travel for ev3’s most senior level employees. Notwithstanding any of the foregoing, all expenses incurred by Employee will be subject to review and approval by ev3’s Chief Legal Officer in accordance with ev3 policies and procedures.

12.                                 Other Endeavors by Employee.  ev3 recognizes and agrees that Employee shall be free to engage in other business, political and/or nonprofit activities unrelated to ev3; provided, however, that such activities do not constitute a breach of her commitments to ev3 in her Original Agreement or this Amendment; and provided, further that Employee does not purport to act on behalf of ev3 or otherwise represent any affiliation with ev3 in connection with her participation in such activities.

13.                                 No Other Changes.  Except as specifically amended by this Amendment, all other provisions of the Original Agreement shall remain in full force and effect.  This Amendment shall not constitute or operate as a waiver of; or estoppel with respect to, any provisions of the Original Agreement by any party hereto.

14.                                 Governing Law: Venue.  This Agreement shall be governed by, and construed and enforced in accordance with Minnesota law, except to the extent it is pre-empted by federal law. The parties agree that any dispute relating to this Agreement shall be subject to the jurisdiction of the courts within the State of Minnesota, Hennepin County.

15.                                 Entire Agreement.  This Amendment and the Original Agreement together contains all the understandings and agreements between the parties concerning Employee’s employment with ev3 and supersedes any and all prior agreements and understandings, whether written or oral, relating to the matters addressed in this Amendment, except the Change in Control Agreement, which shall remain in full force and effect. The parties agree that there were no inducements or representations leading to the execution of this Amendment except as stated in this Amendment. Any modification of or addition to this Amendment must be in writing and signed by Employee and on behalf of ev3 Inc. and ev3 Endovascular, by ev3’s Chief Executive Officer or ev3’s Vice President of Human Resources.

16.                                 Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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This Amendment shall be effective as of the date first above written.

ev3 Inc.	Employee

/s/James M. Corbett	/s/L. Cecily Hines
By: James M. Corbett	L. Cecily Hines
Its: President and Chief Executive Officer

Ev3 Endovascular, Inc.

/s/James M. Corbett
By: James M. Corbett
Its: President and Chief Executive Officer